Exhibit 99.1

List of Reporting Persons

  Names:

CCMP Capital, LLC
CCMP Capital Investors II, L.P.
CCMP Capital Investors (Cayman) II, L.P.
CCMP Capital Associates, L.P.
CCMP Capital Associates GP, LLC
CCMP Generac Co-Invest, L.P.
CCMP Generac Co-Invest GP, LLC
Greg Dean Brenneman

Address for each Reporting Person:
c/o 245 Park Avenue
16th Floor
New York, NY 10167